Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MAY CASH DISTRIBUTION

DALLAS, Texas, May 18, 2021 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.021243 per unit, payable on June 14, 2021, to unit holders of record on May 28, 2021.

This month’s distribution increased slightly from the previous month as the result of increased prices for both oil and gas offset by decreased production on the Waddell Properties due to the end of the February and weather-related outage. The Trust was advised by Blackbeard that the Waddell Ranch properties were in a deficit of $257,024 for the month of March with the deficit increasing to be recovered to $8.2 million in the months to come. The Texas Royalty Properties reflected an increase in both oil and gas production along with an increase in both oil and gas pricing. This reflects the production month of March.

WADDELL RANCH

In reporting March production of the Underlying Properties for this month’s press release, production for oil volumes was 74,075 bbls (gross) and was priced at about $61.36 per bbl. Production for gas volumes (including gas liquids) was 157,614 mcf (gross) and was priced at about $3.38 per mcf. Net revenue for the underlying properties of the Waddell ranch was $4,922,291 (gross) for March. Lease Operating Expenses were $1,895,949 (gross) and Capital Expenditures were $3,369,041 (gross) for March. This would put the Trust’s proceeds as a deficit of $(257,024) (net) for the month of March, leaving an excess cost deficit cumulative of $8.2 million (net). Resulting well count and production relating to activity on the Waddell Ranch properties on a quarter by quarter basis will be reflected in the Trust’s quarterly 10Q filing.

Blackbeard Operating has advised the Trust of the 2021 capital budget of $86.6 million (gross), ($32.5 million net to the Trust) for the Waddell Ranch proposing 91 (gross) drill wells, with 24 (gross) recompletions.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 17,920 of oil and 12,115 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 15,902 barrels of oil and 10,598 of gas. The average price for oil was $58.09 per bbl and for gas was $6.86 per Mcf. This would primarily reflect production and pricing for the month of March for oil and the month of February for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,124,022. Deducted from these were taxes of $5,630 resulting in a Net Profit of $1,118,393 for the month of March. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,062,472 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	74,075	157,614	55,556	118,211	*	$61.36	$3.38	**
Texas Royalties	17,920	12,115	15,902	10,598	*	$58.09	$6.86	**
Prior Month
Waddell Ranch	50,757	190,570	38,068	142,928	*	$58.09	$2.28	**
Texas Royalties	19,947	12,461	17,556	10,948	*	$52.80	$5.89	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $72,775 resulting in a distribution of $990,121 to 46,608,796 units outstanding, or $0.021243 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2021, attributable to the Trust from the properties appraised are approximately 4.5 million barrels of oil and 6.4 billion cubic feet of gas with a future net value of approximately $170,446,000 with a discounted value of $80,091,000.

With the estimated quantities of this year’s reserve estimate of 4.5 million barrels of oil and 6.4 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 9 to 11 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 31, 2021 and is available to all unitholders at this time on the SEC website.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary are now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839